Exhibit 99.1

Mitesco Reports $2 Million Q3 Profit From Restructuring

Digital Marketing Pro Joins to Drive Growth

VERO BEACH, Fla., Dec. 02, 2024 (GLOBE NEWSWIRE) -- Mitesco, Inc. (OTC:MITI, “the Company”, www.mitescoinc.com) announced that its financial results for the quarter ended September 30, 2024, included a substantial gain from its restructuring efforts, and provides this update and perspective on the near term expectations for the Company. It also noted the addition of Marty Valania, a 25-year veteran of digital marketing and technology to its Advisory Board.

Highlights include:

●	For the quarter ending September 30, 2024, the net income was $2.0 million income vs a loss in the year earlier of ($2.5 million).
●	For the Q3 period, it reported a fully diluted income of $.29 EPS on 6.3 million shares outstanding, vs ($.48) loss on 5.3 million shares outstanding in the year prior.
●	For the 9 months ending September 30, 2024, the operating expenses were $721,000 vs $2.4 million in the year prior.
●	Net income for the 9-month period was $697,000 versus a loss of ($15.8 million).
●

The expenses year to date were dominated by interest expense related to liabilities related to the prior clinic business, the majority of which have now been eliminated because of the restructuring effort.

Mack Leath, CEO, provided this commentary, “Clearly our restructuring effort is in gear and providing important results for our shareholders. We are finding support from our holders of our debt and senior securities who see the longer term potential. We still have much work ahead of us as we rebuild our balance sheet and create success of size in our operating businesses.”

He continued, “Since the end of the quarter we have converted an additional $4 million of debt, notes and senior securities, leaving mostly obligations from the discontinued clinic business and settlements from prior landlords at the seven (7) shuttered clinic sites. The remaining part of the quarter will include efforts to resolve these, and all other liabilities, through similar conversions into equity.”

As previously reported on Form 8k, over $25 million in liabilities has been restructured including over $13 million in senior securities being processed into a new non-interest-bearing security which amortizes over 36 months, and over $12 million of obligations debt eliminated through conversion into restricted common stock at $4.00 per share.

When asked about the new Centcore data center business (www.centcoreusa.com) and the Vero Technology Ventures effort, he replied, “Centcore is finding interest in its highly secure data center offerings, with a significant and growing pipeline of prospects. Interesting segments include municipal entities who are using GIS solutions from ESRI, with whom we have a relationship, and smaller financial institutions, which has been a surprise to us. It seems they have new security compliance issues to address that can be quite expensive and complicated, and where a move into our data center would resolve much of that complexity and cost expense. Our implementation partner, Accucom (www.accucomci.com), provides both the day-to-day systems support, as well as evaluating the conversion effort required for each client. The use of the Centcore Partner Program allows us to keep our overhead and costs down, and helps the partners find new revenue sources they otherwise might not uncover.”

“The Vero Technology Ventures effort is focused on cloud computing software solutions, generally where there is a significant data storage and retrieval need. This is the most profitable part of the data center operations, and we would like to build it more rapidly. We have an internal project aimed at A.I. based support for sales and marketing which we are starting this quarter, along with several investment situations that are likely efforts for FY2025,” Leath explained.

Regarding its interest in digital marketing, Leath noted, “We believe all B2B business development marketing will be driven by digital marketing going forward and accelerated by A.I. in both targeting and qualification of prospects. We intend to form a business unit that will focus on this area and have asked Mr. Valania to help us make that effort. His resume is impressive, and we expect his P&L responsibilities to make that effort contribute to our profitability quickly.”

He concluded, “We thank our shareholders for their continued support, and believe the data center business provides a platform for both short-term, and longer duration growth going forward.”

Contact:
Mitesco Investor Relations
Jimmy Caplan
jimmycaplan@me.com
512.329.9505

Mitesco Media Relations
Rick Eisenberg
eiscom@msn.com
917-691-8934

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the expected foreclosure of several of our clinics. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “commitments,” and variations of such words and similar expressions are intended to identify such forward-looking statements. We caution you that the foregoing may not include all the forward-looking statements made in this press release.

These forward-looking statements are based on the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the ability to obtain additional financing,; the risk that defaults under the Company’s leases could trigger other damages and remedies; the risk that commenced and threatened litigation may result in material judgments against the Company; the risk that foreclosure of the Company’s clinics may adversely affect the Company’s internal programs and the Company’s ability to recruit and retain skilled and motivated personnel, and may be distracting to employees and management; the risk that foreclosure of the Company’s clinics may negatively impact the Company’s business operations and reputation with or ability to serve customers; and other risks and uncertainties included in the Company’s reports on Forms 10-K, 10-Q, and 8-K and in other filings the Company makes with the Securities and Exchange Commission from time to time, available at www.sec.gov.